EXHIBIT 99
                                   ----------
                            FFD Financial Corporation

April 26, 2004

FOR IMMEDIATE RELEASE:

CONTACT:
     Trent B. Troyer, President
     FFD Financial Corporation
     321 North Wooster Avenue
     Dover, Ohio 44622-0038
     (330) 364-7777

        FFD Financial Corporation Reports Net Earnings For The Three-and
                     Nine-Month Periods Ended March 31, 2004

DOVER, OHIO - FFD Financial Corporation, parent company of First Federal Community Bank, reported net earnings for the quarter ended March 31, 2004, of $172,000, or diluted earnings per share of $.14, compared to $279,000, or $.23 per diluted share for the comparable period in 2003. The decrease in net earnings for the current quarter as compared to the quarter ended March 31, 2003, resulted primarily from a $77,000 increase in general, administrative, and other expense and a $118,000 decrease in other income, which were partially offset by a $32,000 decrease in the provision for losses on loans, a $4,000 increase in net interest income, and a $52,000 decrease in federal income tax expense.

Net earnings for the nine months ended March 31, 2004, were $533,000, or diluted earnings per share of $.45, a decrease of $189,000 from the $722,000, or $.61 per diluted share, of net earnings reported for the comparable nine-month period in 2003. The decrease in net earnings for the nine-month period resulted from a $249,000 increase in general, administrative and other expenses and a $232,000 decrease in other income, which were partially offset by a $131,000 decrease in the provision for loan losses, a $63,000 increase in net interest income, and a $98,000 decrease in federal income tax expense. The increase in general, administrative and other expenses related primarily to increases in salaries and employee benefits and decreases in deferred loan origination costs related to the reduction of the number of mortgage loans originated. The decrease in other income resulted primarily from a $227,000 decrease in gain on sale of loans in the secondary market.

FFD Financial Corporation reported total assets of $136.6 million at March 31, 2004, an increase of .12% over the June 30, 2003 balance of $136.4 million. Total liabilities of FFD Financial Corporation were $119.5 million at March 31, 2004, and included deposits of $103.5 million, representing a decrease of .8% over the June 30, 2003 balance of $104.4 million. Shareholders' equity totaled $17.1 million at March 31, 2004.

FFD Financial Corporation is traded on the NASDAQ SmallCap Market under the symbol FFDF. First Federal Community Bank has offices in downtown Dover, downtown New Philadelphia, and on the Boulevard in Dover. The company maintains an interactive web site at www.onlinefirstfed.com

                            FFD Financial Corporation
            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                 (In thousands)
                                                           March 31,    June 30,
         ASSETS                                                 2004        2003
                                                          (unaudited)
Cash and cash equivalents                                   $ 11,814    $ 12,243
Investment securities                                          4,536       1,502
Mortgage-backed securities                                     1,157       1,483
Loans receivable                                             114,122     115,966
Other assets                                                   4,945       5,214
                                                            --------    --------

         Total assets                                       $136,574    $136,408
                                                            ========    ========

         LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                                    $103,503    $104,351
Borrowings                                                    15,267      13,891
Other liabilities                                                684       1,248
                                                            --------    --------
         Total liabilities                                   119,454     119,490

Shareholders' equity                                          17,120      16,918
                                                            --------    --------

         Total liabilities and shareholders' equity         $136,574    $136,408
                                                            ========    ========


                            FFD Financial Corporation
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                        (In thousands, except share data)

                                                       Nine months ended            Three months ended
                                                           March 31,                      March 31,
                                                      2004           2003           2004           2003

Total interest income                                $4,805         $5,141         $1,605         $1,687

Total interest expense                                1,899          2,298            609            695
                                                     ------         ------         ------         ------
         Net interest income                          2,906          2,843            996            992

Provision for losses on loans                             0            131              0             32
                                                     ------         ------         ------         ------
         Net interest income after provision
           for losses on loans                        2,906          2,712            996            960

Other income                                            466            698            105            223

General, administrative and other expense             2,565          2,316            841            764
                                                     ------         ------         ------         ------
         Earnings before income taxes                   807          1,094            260            419

Federal income taxes                                    274            372             88            140
                                                     ------         ------         ------         ------

         NET EARNINGS                                $  533         $  722         $  172         $  279
                                                     ======         ======         ======         ======

         EARNINGS PER SHARE
           Basic                                     $  .46         $  .62         $  .15         $  .24
                                                     ======         ======         ======         ======

           Diluted                                   $  .45         $  .61         $  .14         $  .23
                                                     ======         ======         ======         ======